Timber Point Funds 485BPOS

Exhibit 99-h12

AMENDED SCHEDULE A

EXPENSE LIMITATION AGREEMENT

between

360 FUNDS TRUST

and

TIMBER POINT CAPITAL MANAGEMENT LLC

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
Timber Point Global Allocations Fund (formerly Crow Point Global Tactical Allocation Fund)	1.60%	December 1, 2020	January 31, 2022
Timber Point Alternative Income Fund (formerly Crow Point Alternative Income Fund)	1.70%	December 1, 2020	January 31, 2022

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as December 1, 2020.

360 Funds		Timber Point Capital Management LLC

By:	/s/ Randall Linscott	By:	/s/ David R. Cleary

Name:	Randall Linscott	Name:	David R. Cleary

Title:	President	Title:	President

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